Exhibit 99.1

Sorrento and Lee’s Pharmaceutical Enter into Exclusive China Licensing Agreement to Develop and Commercialize Anti-PD-L1 antibody

SAN DIEGO, Oct. 3, 2014 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and its associated pain, today announced that China Oncology Focus Limited, an Affiliate of Lee’s Pharmaceutical Holdings Limited (Lee’s Pharma), a public biopharmaceutical company listed on the main board of Hong Kong Stock Exchange (0950) with over 20 years of operation in China’s pharmaceutical industry, has licensed Sorrento’s fully human immune-oncology anti-PD-L1 monoclonal antibody (mAb) STI-A1014.

Under the terms of the agreement, Lee’s Pharma received exclusive rights to develop and commercialize the antibody for the greater Chinese market, including Mainland China, Hong Kong, Macau, and Taiwan. In turn, Sorrento will receive an up-front payment, potential future milestone payments and high single digit to double digit royalties on future net sales. In total, Sorrento has the potential to receive more than $46 million upon the successful attainment of key milestones. Additionally, Lee’s Pharma will invest $3.6 million by purchasing common stock in Sorrento at a substantial premium to the current market price.

Sorrento’s proprietary G-MAB® library platform was used to identify and generate STI-A1014. The theoretical diversity of the library has been calculated to be more than one quadrillion unique antibodies, making it one of the largest fully human antibody libraries available to pharmaceutical and biotechnology companies for drug discovery and development partnerships.

The immuno-oncology field has emerged as the most exciting and fastest developing pharmaceutical market in decades. Antibodies targeting CTLA-4, PD-1, and PD-L1, thus, harnessing the cancer patient’s own immune system for treatment of various solid and hematological malignancies have demonstrated tremendous therapeutic potential rarely seen with conventional oncolytic drugs. A recent forecast by Citigroup predicts this market to become the biggest blockbuster drug class in history with potential sales of up to $35 billion a year over the next 10 years.

“Lee’s commitment to addressing high unmet oncology needs by bringing new effective immuno-oncology therapy to the Chinese market is reflected in this transaction. Sorrento’s antibody technologies as well as its therapeutic mAb programs are truly cutting edge. We look forward to working closely with Sorrento. Our long standing development and commercial experience in the Chinese pharmaceutical industry together with Sorrento’s immunotherapy expertise will ensure timely and efficient development of this exciting therapy, with special focus on cancers with high prevalence in China. We expect to start a Phase 1 clinical trial of the anti-PD-L1 antibody in China in 2015,” said Dr. Xiaoyi Li, Chief Executive Officer and Executive Director of Lee’s Pharma.

“We are extremely pleased to work with Lee’s Pharma, a leading Chinese pharmaceutical company with an excellent track record in drug development and commercialization. This partnership further validates our G-MAB antibody technology and underscores Sorrento’s commitment for seeking strategic alliances in bringing its diverse portfolio of fully human monoclonal antibodies, antibody-drug conjugates (ADCs) and bi-specific antibodies into the clinic,” said Henry Ji, President and CEO of Sorrento.

About Lee’s Pharmaceutical Holdings Limited

Lee’s Pharma is a public biopharmaceutical company with over 20 years operation in China’s pharmaceutical industry. It is fully integrated with solid infrastructures in drug development, clinical development, regulatory, manufacturing, sales and marketing in China with global perspectives and currently markets 14 products in the People’s Republic of China. Lee’s Pharma focuses on several different areas such as oncology, cardiovascular and infectious diseases, dermatology, gynecology, ophthalmology and others. It has more than 30 products under different development stages stemming from both internal R&D as well as from the recent acquisition of licensing and distribution rights from various U.S., European and Japanese companies. In 2010, Lee’s Pharma ranked as Best Small-Cap Company in China (Rank 2nd) by Finance Asia. In September 2011, Lee’s Pharma has been selected by Forbes as one of Asia’s 200 Best Under A Billion Company (turnover less than US$1 billion). The mission of Lee’s Pharma is to become a successful biopharmaceutical group in Asia providing innovative products to fight diseases and improve health and quality of life.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, and ADCs.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about its Cynviloq registrational trial; and the advances made in developing RTX and human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.